Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY
FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman
610-581-4800
J. Duncan Smith, CFO
610-526-2466

Bryn Mawr Bank Corporation Announces $26.3 Million Registered Direct Offering

BRYN MAWR, Pa. May 13, 2010 - Bryn Mawr Bank Corporation (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), announced today that it has entered into definitive purchase agreements directly with several investors to sell 1,548,167 shares of its common stock, $1.00 par value per share (the “Common Stock”) to such investors, at a price of $17.00 per share. The Corporation expects to receive net proceeds of approximately $24.7 million after deducting placement agents’ fees and other offering expenses. The Corporation currently intends to use the net proceeds for working capital and general corporate purposes, which may include, but not be limited to, investments in the Bank and other subsidiaries for regulatory capital purposes, funding asset growth and financing possible mergers or acquisitions. The closing of the offering is expected to occur on or about May 18, 2010, subject to customary closing conditions.

The shares of Common Stock are being sold pursuant to the Corporation’s effective shelf registration statement. Stifel, Nicolaus & Company, Incorporated served as lead placement agent and Keefe, Bruyette & Woods, Inc. and Boenning & Scattergood, Inc. acted as placement agents in connection with the registered direct offering of Common Stock. When available, copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Stifel, Nicolaus & Company, Incorporated, Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or by calling (443) 224-1988.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any state or jurisdiction.

About Bryn Mawr Bank Corporation

Bryn Mawr Bank Corporation, including its wholly-owned subsidiary, The Bryn Mawr Trust Company, which was founded in 1889, has $1.2 billion in corporate assets and $3.1 billion in trust and investment assets under management, administration, supervision and brokerage. Bryn Mawr Trust offers a full range of personal and business banking services, consumer and commercial loans, small equipment leasing, mortgages, insurance, as well as wealth management services including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation. Headquartered in Bryn Mawr, Pennsylvania,

Bryn Mawr Trust has nine full-service branches serving residents and businesses in the suburbs of Philadelphia. It also maintains seven limited service offices in adult life care communities.